EXHIBIT 10.37
The Goldman Sachs Group, Inc.
[One-Time][Year-End] Short-Term RSU Award
This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (the “Plan”), governs your __________ award of Short-Term RSUs (your “Award”). You should read carefully this entire document (including its [Appendix][Appendices]), the Award Statement and the Signature Card (together, the “Award Agreement”), as well as the other documentation presented to you in connection with acceptance of your Award (collectively, “Award Documentation”).
Acceptance
1.You Must Decide Whether to Accept Your Award. To be eligible for your Award, you must by the Acceptance Deadline: (a) open and activate an Account; (b) accept any Additional Terms presented to you as part of the Award Documentation; and (c) execute (including by electronic means) the accompanying Signature Card in accordance with its instructions. By executing the Signature Card, you confirm your agreement to all of the terms of the Award Agreement (including the Award Statement and the Signature Card), as well as any Additional Terms.
Documents that Govern Your Award; Definitions
2.The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement. The Plan and its Prospectus are included with the Award Documentation.
3.Your Award Statement. The accompanying Award Statement contains the number of Short-Term RSUs awarded to you and some of your Award’s specific terms. For example, it specifies the Delivery Date.
4.Definitions. Unless otherwise defined herein, including in the Definitions Appendix or any other Appendix, capitalized terms have the meanings provided in the Plan.
Vesting of Your RSUs
5.Vesting. All of your Short-Term RSUs are Vested. When an RSU is Vested, it means only that your continued active Employment is not required for delivery of that portion of RSU Shares. Vesting does not mean you have a non-forfeitable right to the Vested portion of your Award. The terms of this Award Agreement (including conditions to delivery) continue to apply to Vested Short-Term RSUs, and you can still forfeit Vested Short-Term RSUs and any RSU Shares.
Delivery of Your RSU Shares
6.Delivery. Reasonably promptly (but no more than 30 Business Days) after each Delivery Date identified on your Award Statement, RSU Shares (less applicable withholding as described in Paragraph 11(b)) will be delivered (by book entry credit to your Account) in respect of the amount of Outstanding Short-Term RSUs listed next to that date. The Committee may select multiple dates within the 30-Business-Day period following the Delivery Date to deliver RSU Shares in respect of all or a portion of the Short-Term RSUs with the same Delivery Date listed on the Award Statement, and all such dates will be treated as a single Delivery Date for purposes of this Award. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. Without limiting the Committee’s authority under Section 1.3.2(h) of the Plan, the Firm may accelerate any Delivery Date by up to 30 days.

Dividends
7.Dividend Equivalent Rights and Dividends. Each Short-Term RSU includes a Dividend Equivalent Right, which entitles you to receive an amount (less applicable withholding), at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a share of Common Stock, equal to any regular cash dividend payment that would have been made in respect of an RSU Share underlying your Outstanding Short-Term RSUs for any record date that occurs on or after the Date of Grant.
Forfeiture of Your Award
8.How You May Forfeit Your Award. This Paragraph 8 sets forth the events that result in forfeiture of up to all of your Short-Term RSUs and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 9. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. Paragraph 10 (relating to certain circumstances under which delivery may be accelerated) provides for exceptions to one or more provisions of this Paragraph 8.
(a)Short-Term RSUs Forfeited Upon Certain Events. If any of the following occurs, your rights to all of your Outstanding Short-Term RSUs will terminate, and no RSU Shares will be delivered in respect of such Short-Term RSUs, as may be further described below:
(i)You Failed to Consider Risk. You Failed to Consider Risk during ____.
(ii)Your Conduct Constitutes Cause. Any event that constitutes Cause has occurred before the Delivery Date.
(iii)You Breach an Obligation to the Firm. The Committee determines that, before the Delivery Date, you Breached an Obligation to the Firm.
(iv)You Do Not Provide Timely Certifications or Comply with Your Certifications. You fail to certify to GS Inc. that you have complied with all of the terms of the Plan and this Award Agreement as required by Paragraph 11(d), or the Committee determines that you have failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.
(v)You Do Not Follow Dispute Resolution Procedures. You attempt to have any dispute, controversy or claim under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 14 or Section 3.17 of the Plan, or you attempt to arbitrate a dispute, controversy or claim without first having exhausted your internal administrative remedies in accordance with Paragraph 11(c).
(vi)You Bring an Action that Results in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.
(vii)You Receive Compensation in Respect of Your Award from Another Employer. Your Employment terminates for any reason or you otherwise are no longer actively Employed with the Firm and another entity grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding Short-Term RSUs; provided, however, that your rights will only be terminated in respect of the Short-Term RSUs that are replaced, substituted for or otherwise considered by such other entity in making its grant.
(b)[Additional Forfeiture and Repayment Conditions for Material Risk Takers. [If at any point in ____][Since] the Firm identified you as a Material Risk Taker (“MRT”) [in ____] then the EU and UK Material Risk Taker Appendix and/or the GSBE Material Risk Taker Appendix (as

applicable to you, the “MRT Appendix”) supplements this Paragraph 8. The MRT Appendix sets forth additional events that (i) result in forfeiture of up to all of your Short-Term RSUs and (ii) may require repayment to the Firm of up to all amounts previously delivered or paid to you under your Award in accordance with Paragraph 9. Your MRT classification, as defined in the MRT Appendix, was communicated to you separately. [If you are unsure of whether the Firm identified you as an MRT, or which classification(s) apply, you must contact HCM prior to accepting this Award.] The Firm’s records with respect to such classification(s) will be controlling as to whether and which MRT Appendix applies to your Award. The MRT classifications with their corresponding MRT Appendix are as follows:

MRT Classification	MRT Appendix
EU MRT, GSAMI MRT, GSAMI Senior Management and/or UK MRT	EU and UK Material Risk Taker Appendix
GSBE MRT and GSBE Senior Management	GSBE Material Risk Taker Appendix
GSBE MRT or GSBE Senior Management and any combination of EU MRT, GSAMI MRT, GSAMI Senior Management or UK MRT	GSBE Material Risk Taker Appendix and EU and UK Material Risk Taker Appendix]
(c)Actions Pending Forfeiture. In connection with any investigation as to whether any of the events that would result in forfeiture under the Plan [or][,] this Paragraph 8 [or the MRT Appendix] have occurred, the Firm reserves the right to (i) suspend payments under Dividend Equivalent Rights or delivery of RSU Shares; (ii) deliver any RSU Shares, payments under Dividend Equivalent Rights or dividends into an escrow account in accordance with Paragraph 11(e)(iii); or (iii) apply Transfer Restrictions to any RSU Shares.
Repayment of Your Award
9.When You May Be Required to Repay Your Award. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm the following:
(a)Any RSU Shares for which the terms (including the terms for delivery) of the related Short-Term RSUs were not satisfied, in accordance with Section 2.6.3 of the Plan.
(b)Any payments under Dividend Equivalent Rights for which the terms were not satisfied (including any such payments made in respect of Short-Term RSUs that are forfeited or RSU Shares that are cancelled or required to be repaid), in accordance with Section 2.8.3 of the Plan.
(c)Any dividends paid in respect of any RSU Shares that are cancelled or required to be repaid.
(d)Any amount applied to satisfy tax withholding or other obligations with respect to any Short-Term RSUs, RSU Shares, dividend payments and payments under Dividend Equivalent Rights that are forfeited or required to be repaid.
Exceptions to the Delivery Date
10.Accelerated Delivery in the Event of [a Qualifying Termination After a Change in Control][,] [Conflicted Employment] [or] Death. In the event of your [Qualifying Termination After a Change in Control][,] [Conflicted Employment] [or] death, [each] as described below, your Outstanding Short-Term RSUs will be treated as described in this Paragraph 10, and[, except as set forth in Paragraph 10(a),] all other terms of this Award Agreement, including the other forfeiture and repayment events in Paragraphs 8 and 9 [and the MRT Appendix], continue to apply.
(a)[You Have a Qualifying Termination After a Change in Control. If your Employment terminates when you meet the requirements of a Qualifying Termination After a Change in Control, the

RSU Shares underlying your Outstanding Short-Term RSUs will be delivered. In addition, the forfeiture events in Paragraph 8 [(except the MRT Appendix)] will not apply to your Award.]
(b)[You Are Determined to Have Accepted Conflicted Employment.
(i)Generally. To the extent consistent with applicable law, regulation and regulatory guidance, if your Employment terminates solely because you resign to accept Conflicted Employment or if, following your termination of Employment, you notify the Firm that you are accepting Conflicted Employment, RSU Shares will be delivered in respect of your Outstanding Short-Term RSUs (including in the form of cash as described in Paragraph 11(e)(ii)) as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.
(ii)You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement or the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated delivery described in Paragraph 10(b)(i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).]
(c)Death. If you die, the RSU Shares underlying your Outstanding Short-Term RSUs will be delivered to your Account as soon as practicable after the date of death and receipt of any documentation as may be requested by the Committee or a SIP Administrator.
Other Terms And Conditions of Your Award
11.Additional Terms, Conditions and Consents.
(a)You Will Be Required to Accept Additional Terms. In addition to the terms of the Award Agreement, the Award Documentation includes other contractual terms that you must accept as a condition of the Award (the “Additional Terms”). By accepting the Award and executing the Signature Card, you agree to any such Additional Terms applicable to you as set forth in the Award Documentation, which will include but are not limited to the following.
(i)Notice Period Policy. You must agree to abide by the terms, as applicable to you, of the Policy on Notice Periods for Recipients of Year-End Equity-Based Awards and Other Deferred Compensation (the “Notice Period Policy”).
(ii)Agreement Regarding Arbitration of Employment-Related Matters. You must agree to the Agreement Regarding Arbitration of Employment-Related Matters, which imposes obligations in addition to those contained in Paragraph 14.
(iii)APAC Restrictive Covenants. If you are employed by the Firm in the Asia-Pacific Region (e.g., Australia, the People’s Republic of China, the Hong Kong Special Administrative Region, India, Indonesia, Japan, the Republic of Korea, New Zealand, Singapore, Taiwan), you must agree to the APAC Restrictive Covenants Agreement.
(iv)Role-, Business- or Division-Specific Agreements. If applicable to you, you must accept Additional Terms related to your specific role, business unit or division as set forth in the Award Documentation.
(b)You Must Satisfy Applicable Tax Withholding Requirements. Delivery of RSU Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan, which includes the Firm deducting or withholding amounts from any payment or distribution to you. In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant or delivery of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of RSU Shares delivered to you under this Award. In no event, however, does this Paragraph 11(b) give you any discretion to determine or affect the timing of the delivery of RSU Shares or the timing of payment of tax obligations.
(c)You Must Comply with Applicable Deadlines and Procedures to Appeal. If you disagree with a determination made by the Committee, the SIP Administrators or any of their delegates or designees relating to the Plan or the Award Agreement and you wish to appeal such determination, you must submit a written request to the Committee for review within 180 days after the determination at issue. You must exhaust your internal administrative remedies (i.e., submit your appeal and wait for resolution of that appeal) before seeking to resolve a dispute, controversy or claim through arbitration pursuant to Paragraph 14 and Section 3.17 of the Plan.
(d)You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing Updated Address and Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold Short-Term RSUs, the Firm may require you to provide certifications of your compliance with all of the terms of the Plan and this Award Agreement. You understand and agree that (i) your contact information as reflected in the Firm’s personnel records at the time any certification is requested will be deemed current; (ii) it is your responsibility to inform HCM of any changes to your contact information to ensure timely receipt of the certification materials, regardless of whether your contact information is provided to another part of the Firm; and (iii) you are responsible for contacting the Firm to obtain such certification materials if not received. Your failure to return properly completed certification materials by the specified deadline (including because you did not provide HCM with updated contact information) will result in the forfeiture of all of your Short-Term RSUs and subject previously delivered amounts to repayment under Paragraph 8(a)(iv).
(e)You Agree to Other Terms, Conditions and Consents. By accepting this Award you understand and agree that:
(i)Amounts May Be Rounded to Avoid Fractional RSU Shares. RSU Shares that become deliverable may be rounded to avoid fractional RSU Shares.
(ii)Firm May Deliver Cash or Other Property Instead of RSU Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the RSU Shares, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of RSU Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.
(iii)Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the delivery of RSU Shares, and any payment of cash (including dividends and payments under Dividend Equivalent Rights) or other property, may initially be made into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of RSU Shares, cash or other property required by this Award Agreement have been satisfied.
(iv)Firm May Affix Legends and Place Stop Orders on RSU Shares. GS Inc. may affix to Certificates representing RSU Shares any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under the Additional Terms, a separate agreement or any Firm policy applicable to you). GS Inc. may advise the transfer agent to place a stop order against any legended RSU Shares.
(v)You Agree to Certain Consents as a Condition to the Award. You have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable.
(vi)You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in RSU Shares and hedging or pledging RSU Shares and equity-based compensation or other awards (including, without limitation, the “Firmwide Policy with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), and confidential or proprietary information, and you will effect sales of RSU Shares in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).
(vii)You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your Short-Term RSUs, including those related to the sale of RSU Shares.
(viii)You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Accept Delivery of, or Sell, RSU Shares. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when RSU Shares are delivered to you and you receive payment in respect of Dividend Equivalent Rights.
(ix)You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
12.Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 3.5 of the Plan will apply to this Award. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition (including through the use of any cash-settled instrument), whether voluntary or involuntary, in violation of the provisions of this Paragraph 12 or Section 3.5 of the Plan will be void.
13.Right of Offset. Except as provided in Paragraph 16(h), the obligation to deliver RSU Shares or to pay dividends or payments under Dividend Equivalent Rights under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
Arbitration, Choice of Forum and Governing Law
14.Arbitration; Choice of Forum.
(a)By accepting this award, you are indicating that you understand and agree that the arbitration and choice of forum provisions set forth in Section 3.17 of the Plan will apply to this Award to the fullest extent permitted by applicable law. These provisions, which are expressly incorporated herein by reference, provide among other things that any dispute, controversy or claim between the Firm and you arising out of or relating to or concerning the Plan or this Award Agreement will be finally settled by arbitration, pursuant to the terms more fully set forth in Section 3.17 of the Plan; provided that nothing herein shall preclude you from filing a charge with or participating in any investigation or proceeding conducted by any governmental authority, including but not limited to the SEC, the Equal Employment Opportunity Commission and a state or local human rights agency, as well as law enforcement.

(b)Nothing in the Plan or this Award Agreement includes an agreement to arbitrate claims on a collective, class or representative basis. To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.
(c)Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of the Plan or this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.
(d)Prior to filing any arbitration in accordance with Paragraph 14(a), you must first exhaust your internal administrative remedies in accordance with Paragraph 11(c), which includes awaiting the Committee’s final determination of any such appeal. To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider any dispute, controversy or claim as to which you have not first exhausted your internal administrative remedies in accordance with Paragraph 11(c).
(e)The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.
(f)Nothing in the Plan or this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state, or local employment laws.
(g)By accepting your Award, you irrevocably appoint each General Counsel of GS Inc., or any person whom the General Counsel of GS Inc. designates, as your agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1 of the Plan, who shall promptly advise you of any such service of process.
(h)As a condition of your Award, you also must accept the terms of the Agreement Regarding Arbitration of Employment-Related Matters, which is included among the Additional Terms described in Paragraph 11(a) and sets forth obligations independent of this Paragraph 14. For the avoidance of doubt, the obligation to exhaust your internal remedies described in Paragraph 11(c) and Paragraph 14(d) only applies to disputes, controversies or claims relating to the Plan or the Award Agreement.
15.Governing Law. This Award will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
Certain Tax Provisions
16.Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 16 apply to you only if you are a U.S. taxpayer.
(a)This Award Agreement and the Plan provisions that apply to this Award are intended and will be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, 409A Deferred Compensation), whether by reason of short-term deferral treatment or other exceptions or provisions. The Committee will have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement will govern, and in the case of any conflict or potential inconsistency between this Paragraph 16 and the other provisions of this Award Agreement, this Paragraph 16 will govern.
(b)Delivery of RSU Shares will not be delayed beyond the date on which all applicable conditions or restrictions on delivery of RSU Shares required by this Award Agreement (including those specified in Paragraphs 6, 10(c) and 11 and the consents and other items specified in Section 3.3 of the Plan) are satisfied. To the extent that any portion of this Award is intended to satisfy the requirements for short-term deferral treatment under Section 409A, delivery for such portion will occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. 1.409A-1(b)(4) in order for the delivery of RSU Shares to be within the short-term deferral exception unless, in order to permit all applicable conditions or restrictions on delivery to be satisfied, the Committee elects, pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of RSU Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including Reg. 1.409A-3(d). For the avoidance of doubt, if the Award includes a “series of installment payments” as described in Reg. 1.409A-2(b)(2)(iii), your right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment.
(c)Notwithstanding the provisions of Paragraph 11(e) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your Short-Term RSUs will not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the RSU Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).
(d)Notwithstanding the timing provisions of Paragraph 10(c), the delivery of RSU Shares referred to therein will be made after the date of death and not later than the end of the calendar year following the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
(e)The timing of delivery or payment pursuant to Paragraph 10(a) will occur on the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery will occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 10(a), references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).
(f)Notwithstanding any provision of Paragraph 7 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding Short-Term RSUs will be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a share of Common Stock the record date for which occurs on or after the Date of Grant. The payment will be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the RSU Shares underlying such Outstanding Short-Term RSUs.
(g)The timing of delivery or payment referred to in Paragraph 10(b)(i) will be the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment will be made, and any Committee action referred to in Paragraph 10(b)(ii) will be taken, only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
(h)Paragraph 13 and Section 3.4 of the Plan will not apply to Awards that are 409A Deferred Compensation except to the extent permitted under Section 409A.
(i)Delivery of RSU Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but,

in the case of any Award that constitutes 409A Deferred Compensation, only to the extent that the later delivery is permitted under Section 409A).
(j)You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A, but in no event will you be permitted to designate, directly or indirectly, the taxable year of the delivery.
Committee Authority, Amendment, Construction and Regulatory Reporting
17.Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply and to limit the forfeitures and repayments that result under Paragraphs 8 and 9.
18.Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of delivery of RSU Shares will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.
19.Construction, Headings. Unless the context requires otherwise, (a) words describing the singular number include the plural and vice versa, (b) words denoting any gender include all genders and (c) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
20.Providing Information to the Appropriate Authorities; Protected Communications. In accordance with applicable law, nothing in this Award Agreement (including the forfeiture and repayment provisions in Paragraphs 8 and 9) or the Plan prevents you from providing information you reasonably believe to be true to the appropriate governmental authority, including a regulatory, judicial, administrative, or other governmental entity; reporting possible violations of law or regulation; making other disclosures that are protected under any applicable law or regulation; or filing a charge or participating in any investigation or proceeding conducted by a governmental authority. For the avoidance of doubt, governmental authority includes Federal, state and local government agencies such as the SEC, the Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, the California Civil Rights Department), as well as law enforcement (e.g., the state Attorney General and the U.S. Department of Justice). Similarly, nothing in this Award Agreement or the Plan prohibits you from engaging in protected concerted activity pursuant to applicable law protecting such activity, including discussing wages, hours, or other terms and conditions of your employment; or speaking with your own attorney regarding your own legal rights or obligations. In addition, nothing in this Award Agreement or the Plan limits your ability to use the internal and external reporting channels that are available to you, as described in the Firmwide Policy on Escalation.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.
THE GOLDMAN SACHS GROUP, INC.

[EU and UK Material Risk Taker Appendix

This Appendix supplements Paragraph 8 and sets forth additional events that result in forfeiture of up to all of your Short-Term RSUs and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 9. As with the events described in Paragraph 8, more than one event may apply; in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event and the Firm reserves the same rights in connection with any investigation of whether any of the events that result in forfeiture under this Appendix have occurred as set forth in Paragraph 8(c).

With respect to the events described in this Appendix, the Committee will consider certain factors to determine whether and what portion of your Award will terminate, including the reason for the Risk Event, as well as the extent to which you participated in the Risk Event and your compensation for ____ may or may not have been adjusted to take into account the risk associated with the Risk Event or your Serious Misconduct. Your compensation may be adjusted for the year in which the Risk Event or your Serious Misconduct is discovered.

(a)A Risk Event Occurs On or Before the Applicable End Date. If a Risk Event occurs on or before the Applicable End Date, (i) your rights in respect of all or a portion of your Short-Term RSUs will terminate and no RSU Shares will be delivered in respect of such Short-Term RSUs and (ii) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any dividend payments and payments under Dividend Equivalent Rights) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (A) the date the Risk Event occurred and (B) the date that the repayment request is made.
(i)“Risk Event” means there occurs a loss of 5% or more of firmwide total capital from a reportable operational risk event determined in accordance with the firmwide Reporting and Operational Risk Events Policy (or any successor policy).
(b)You Engage in Serious Misconduct On or Before the Applicable End Date. If you engage in Serious Misconduct during the period beginning on the Delivery Date through the Applicable End Date, you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any dividend payments and payments under Dividend Equivalent Rights) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Serious Misconduct occurred and (ii) the date that the repayment request is made.
(i)“Serious Misconduct” means that you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under applicable employment law.
(c)Certain Definitions.
(i)“Applicable End Date” means[__________][, with respect to each classification in the table below, the following:

Classification	Applicable End Date
EU MRT	__________
GSAMI MRT	__________
GSAMI Senior Management	__________
UK MRT	__________]

(ii)“EU MRT” means an individual who, at any point in [____], was classified by the Firm as a (A) Material Risk Taker in accordance with the applicable remuneration rules of the Alternative Investment Fund Managers Directive or Undertakings for Collective Investment in Transferable Securities V (“AIFMD-UCITS”), including “Identified Staff” under AIFMD-UCITS (“AIFMD-UCITS Identified Staff”), as applicable to the business operations of Goldman Sachs Asset Management, B.V. (“GSAMBV”), Goldman Sachs Asset Management Belgium, S.A. (“GSAM Belgium”) or Goldman Sachs Towarzystwo Funduszy Inwestycyjnych S.A. (“GS TFI”), including any branch of subsidiary thereof (collectively, “GSAM Europe”), whether or not GSAM Europe has employed such individual; or (B) an individual who, at any point in [____], was classified by the Firm with respect to Goldman Sachs Paris Inc. et Cie in accordance with the applicable remuneration rules of either the Capital Requirements Directive V or the Investment Firms Regulation/Investment Firms Directive, as a Material Risk Taker (“GSPIC MRT”) or Senior Management (“GSPIC Senior Management”). EU MRT does not include AIFMD-UCITS Identified Staff of Goldman Sachs Asset Management Fund Services Ltd. (“GSAMFSL”).
(iii)“GSAMI MRT” means an individual who, at any point in [____], was classified by the Firm as a GSAMI Material Risk Taker in accordance with the remuneration code under the UK Investment Firms Prudential Regime (“IFPR”) as applicable to the business operations of Goldman Sachs Asset Management International Ltd. (“GSAMI”).
(iv)“GSAMI Senior Management” means an individual who, at any point in [____], was classified by the Firm as a GSAMI Senior Management in accordance with the remuneration code under the IFPR, as applicable to the business operations of GSAMI.
(v)“UK MRT” means an individual who, at any point in [____], was classified by the Firm as a Material Risk Taker (including UK Risk Managers and UK PRA Senior Managers) in accordance with the remuneration codes applicable to dual-regulated UK firms.
(vi)For purposes of these definitions, if during [____] you were classified by the Firm as any combination of EU MRT and GSAMI MRT, GSAMI Senior Management or UK MRT then your classification in the table above is EU MRT; any combination of GSAMI MRT or GSAMI Senior Management and UK MRT then your classification in the table above is UK MRT; or as a combination of GSAMI MRT and GSAMI Senior Management then your classification in the table above is GSAMI Senior Management.
Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute, controversy or claim arising out of or relating to the payment required by Paragraphs (a) and (b) of this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 14 of this Award Agreement and Section 3.17 of the Plan as the sole means of resolution of such dispute, controversy or claim (including the recovery by the Firm of the payment amount).]

[GSBE Material Risk Taker Appendix
This Appendix supplements Paragraph 8 and sets forth additional events that result in forfeiture of up to all of your Short-Term RSUs and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 9. As with the events described in Paragraph 8, more than one event may apply; in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event and the Firm reserves the same rights in connection with any investigation of whether any of the events that result in forfeiture under this Appendix have occurred as set forth in Paragraph 8(c).
With respect to the events described in this Appendix, the Committee will consider all relevant factors in making the decision, in its sole discretion as to whether an Adjustment Event or Actionable Misconduct have occurred.
This Appendix applies to all Short-Term RSUs in your Award if you are a GSBE MRT or GSBE Senior Management.
(a)An Adjustment Event Occurs with Respect to ____. If an Adjustment Event occurs with respect to ____, (i) your rights in respect of all or a portion of your Short-Term RSUs will terminate and no RSU Shares will be delivered in respect of such Short-Term RSUs, and (ii) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the RSU Shares (plus any dividend payments) delivered in respect of the Award (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (A) the date the Adjustment Event occurred and (B) the date that the repayment request is made.
(i)“Adjustment Event” means that one of the following has occurred:
A.you significantly contributed to, or were responsible for, any conduct that resulted in a loss of 0.75% or more of the total capital of GS Inc.;
B.a material regulatory sanction for the Firm comprising one or more of the following:
1.a moratorium pursuant to sec. 46g of the German Banking Act,
2.a measure in case of danger pursuant to sec. 46 of the German Banking Act,
3.the revocation of appointment of a manager pursuant to sec. 36 German Banking Act,
4.a fine pursuant to sec. 56 of the German Banking Act or a threatened penalty payment, if the fine or penalty payment amounts to 0.75% or more of the total capital of GS Inc.,
5.the cancellation of the banking permit pursuant to sec. 35 of the German Banking Act,
6.an order to increase the capital requirements Goldman Sachs Bank Europe SE (“GSBE”) by at least 0.5% pursuant to sec. 10 of the German Banking Act,

7.a measure in case of organizational deficiencies,
8.a comparable regulatory order, or
9.a material supervisory measure; or
C.you acted in serious violation of relevant external or internal rules with respect to suitability and conduct, provided that a violation is considered serious if it suitable to justify a termination of employment for cause pursuant to sec. 626 German Civil Code or a termination of employment for misconduct pursuant to sec. 1 German Termination Protection Act.
(b)You Engage in Actionable Misconduct. If the Committee determines that you engaged in Actionable Misconduct, which if known (or if known, adequately considered) would have resulted in a reduction to your annual variable compensation when your variable compensation for that year was determined, your rights in respect of all or a portion of your Short-Term RSUs (whether or not Vested) will terminate and no RSU Shares will be delivered in respect of such Short-Term RSUs.
(i)“Actionable Misconduct” means either or both of:
A.“Unethical behavior” within the meaning of the IVV;
B.“Breach of duty” within the meaning of the IVV.
(ii)“IVV” means the German Remuneration Ordinance for Institutions (Institutsvergütungsverordnung) and applicable guidance from the German Federal Financial Supervisory Authority (BaFin) or the European Central Bank.
(c)Scope of Appendix. This Appendix applies to any individual who, at any point in [____], was classified by the Firm as a Material Risk Taker (“GSBE MRT”) or Senior Management (“GSBE Senior Management”) in connection with the business operations of GSBE or any branch or subsidiary thereof whether or not GSBE or any branch or subsidiary thereof employed such individual.
Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute, controversy or claim arising out of or relating to the payment required by this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 14 of this Award Agreement and Section 3.17 of the Plan as the sole means of resolution of such dispute, controversy or claim (including the recovery by the Firm of the payment amount).]

Definitions Appendix

The following capitalized terms are used in this Award Agreement with the following meanings:
(a)“409A Deferred Compensation” means a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A.
(b)“Acceptance Deadline” means the date communicated to you by the Firm as the deadline to accept your Award. The Acceptance Deadline will be no less than 14 days after the Award Documentation is first made available to you in full. To the extent you are entitled to a translation in accordance with the Language Notice for Equity Awards provided to you as part of the Award Documentation, the Acceptance Deadline will be extended by the time required to furnish you with any such translation.
(c)“Breached an Obligation to the Firm” means that you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or this Award (including any applicable Additional Terms); including, without limitation, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm. Your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute (i) failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause.
(d)“Committee” means the Compensation Committee unless otherwise determined by the Board; provided, however, that: (i) the authority of the Compensation Committee to administer the Plan and the Award may be granted or delegated to the SIP Committee, in which case “Committee” means the SIP Committee when acting pursuant to such a grant or delegation; (ii) to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, “Committee” shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3; and (iii) to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, “Committee” shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m).
(e)“Compensation Committee” means the Compensation Committee of the Board.
(f)“Conflicted Employment” means your employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto) determined by the Committee, if, as a result of such employment, your continued holding of any Outstanding Short-Term RSUs would result in an actual or perceived conflict of interest.
(g)“Delivery Date” means the first trading day in a Window Period that occurs in the month and year specified on your Award Statement as a delivery date, so long as any such date occurs before the 29th day of the month specified on the Award Statement; if there is no such date, the Delivery Date will be the earlier of another date selected by the Committee in the month and year specified on the Award Statement or the first trading day in the subsequent Window Period.
(h)“Failed to Consider Risk” means that you participated (or otherwise oversaw or were responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system. This definition is not limited to financial risks and is designed to encourage the consideration of the full range of risks associated with activities (e.g., legal, compliance or reputational). This definition also does not require that a material adverse impact actually occur, but, rather, may be triggered if it is determined that there is a reasonable expectation of such an impact.
(i)“HCM” means the Firm’s Human Capital Management Division or its successor.
(j)“Qualifying Termination After a Change in Control” means that the Firm terminates your Employment other than for Cause or you terminate your Employment for Good Reason, in each case, within 18 months following a Change in Control.
(k)“SEC” means the U.S. Securities and Exchange Commission.
(l)“Signature Card” means the document and/or website presented to you with your Award that you are required to execute (including electronically) to indicate your acceptance of the Award, the Award Agreement (including the Award Statement and the terms contained in the Signature Card) and Additional Terms applicable to you, as well your receipt of the Award Documentation.

The following capitalized terms are used in this Award Agreement with the meanings that are assigned to them in the Plan.
(a)“Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.
(b)“Award Statement” means a written statement that reflects certain Award terms.
(c)“Board” means the Board of Directors of GS Inc.
(d)“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.
(e)“Cause” means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.
(f)“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.
(g)“Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).
(h)“Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.
(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
(j)“Common Stock” means common stock of GS Inc., par value $0.01 per share.
(k)“Covered Person” means a member of the Board or the Committee or any employee of the Firm.
(l)“Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.
(m)“Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.
(n)“Effective Date” means the date this Plan is approved by the shareholders of GS Inc. pursuant to Section 3.15 of the Plan.
(o)“Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
(q)“Firm” means GS Inc. and its subsidiaries and affiliates.
(r)“Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (i) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (ii) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).
(s)“Grantee” means a person who receives an Award.
(t)“GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.
(u)“1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.
(v)“Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.
(w)“RSU” means a restricted stock unit granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.
(x)“RSU Shares” means shares of Common Stock that underlie an RSU.
(y)“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.
(z)“SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.
(aa)“SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.
(ab)“Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.
(ac)“Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the

Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.
(ad)“Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).